Select Equity Group, L.P.

Proxy Voting Policies for

CPG COOPER SQUARE INTERNATIONAL EQUITY, LLC

ISSUE

Rule 206(4)-61 (the “Rule”) under the Advisers Act requires every investment adviser to adopt and implement written policies and procedures, reasonably designed to ensure that the adviser votes proxies in the best interest of its clients and in a manner that is free of conflicts of interest. The Rule further requires the adviser to provide a concise summary of the adviser’s proxy voting process and offer to provide copies of the complete proxy voting policy and procedures to clients upon request. Lastly, the Rule requires that the adviser disclose to clients how they may obtain information on how the adviser voted their proxies.

Select Equity Group (“Select Equity” or “SEG”) votes proxies for a great majority of its clients, and therefore has adopted and implemented this Proxy Voting policy and procedures. Any questions about this document should be directed to the Proxy Committee (the “Committee”).

SEG has established the following guidelines to effectuate and monitor its Proxy Voting policy and procedures.

Policy

It is the general policy of SEG to vote client proxies in the interest of maximizing shareholder value. To that end, SEG will vote in a way that it believes, consistent with its fiduciary duty, will cause the value of the issue to increase the most or decline the least. Specifically, the following guidelines are designed to be responsive to the wide range of subjects that can have a significant effect on the investment value of the securities held in clients’ accounts. These guidelines are not exhaustive due to the variety of proxy voting issues that SEG may be required to consider. SEG reserves the right to depart from these guidelines in order to avoid voting decisions that it believes may be contrary to SEG’s clients’ best interests. In reviewing proxy issues, SEG will apply the following general guidelines:

A.	Elections of Directors: SEG will vote in favor of management’s proposed slate of directors unless there is a proxy fight for seats on the board or SEG determines that there are other compelling reasons to vote against or withhold votes. Select Equity believes that directors have a duty to respond to shareholder actions that have received significant shareholder support. Accordingly, SEG may vote against or withhold votes for directors that, for instance, fail to submit a rights plan to a shareholder vote or fail to act on tender offers where a majority of shareholders have tendered their shares.

[1]	Rule 206(4)-6 is supplemented by Investment Advisers Act Release No. 5325 (September 10, 2019) (“Release No. 5325”), which contains guidance regarding the proxy voting responsibilities of investment advisers under the Advisers Act. Among other subjects, Release No. 5325 addresses the oversight of proxy advisory firms by investment advisers. In addition, Investment Advisers Act Release No. 5547 (July 22, 2020), contains supplementary guidance addressing the risk of voting a proxy before an issuer files additional soliciting materials with the SEC and associated client disclosures in this regard.

B.	Appointment of Auditors: SEG believes that the company remains in the best position to choose the auditors and will generally support management’s recommendation. However, SEG recognizes that there may be inherent conflicts when a company’s independent auditor performs substantial non-audit related services for the company. Therefore, SEG may vote against the appointment of auditors if the fees for non-audit related services are disproportionate to the total audit fees paid by the company or there are other reasons to question the independence of the company’s auditors.

C.	Changes in Capital Structure: Changes in a company’s charter, articles of incorporation or by-laws are often technical and administrative in nature, or driven by changes in laws or regulation. Absent a compelling reason to the contrary, SEG will cast its votes in accordance with the company’s management on such proposals. However, SEG will review and analyze on a case-by-case basis any non-routine proposals that are likely to affect the structure and operation of the company or have a material economic effect on the company. For example, SEG will generally support proposals to increase authorized common stock when it is necessary to implement a stock split, aid in restructuring or acquisition or provide a sufficient number of shares for an employee savings plan, stock option or executive compensation plan. However, a satisfactory explanation of a company’s intentions must be disclosed in the proxy statement for proposals requesting an increase of greater than one hundred percent of the shares outstanding. Select Equity will oppose increases in authorized common stock where there is evidence that the shares will be used to implement a poison pill or another form of anti-takeover device.

D.	Corporate Restructurings, Mergers and Acquisitions: SEG believes proxy votes dealing with corporate reorganizations are an extension of the investment decision. Accordingly, SEG will analyze such proposals on a case-by-case basis.

E.	Proposals Affecting Shareholder Rights: SEG believes that certain fundamental rights of shareholders must be protected. Select Equity will generally vote in favor of proposals that give shareholders a greater voice in the affairs of the company and generally oppose measures that seek to limit those rights. However, when analyzing such proposals SEG will weigh the financial impact of the proposal against the impairment of shareholder rights.

F.	Corporate Governance: SEG recognizes the importance of good corporate governance in ensuring that management and the board of directors fulfill their obligations to the shareholders. Select Equity favors proposals promoting transparency and accountability within a company. For example, SEG will vote for proposals providing for equal access to proxies and a majority of independent directors on key committees.

G.	Anti-Takeover Measures: SEG believes that measures that impede takeovers or entrench management not only infringe on the rights of shareholders but may also have a detrimental effect on the value of the company. Select Equity will generally oppose proposals, regardless of whether they are advanced by management or shareholders, if its purpose or effect is to entrench management or dilute shareholder ownership. Conversely, SEG supports proposals that would restrict or otherwise eliminate anti-takeover measures that have already been adopted by corporate issuers. For example, SEG will support shareholder proposals that seek to require the company to submit a shareholder rights plan to a shareholder vote. Select Equity will evaluate, on a case-by-case basis, proposals to completely redeem or eliminate such plans. Furthermore, SEG will generally oppose proposals put forward by management (including blank check preferred stock, classified boards and supermajority vote requirements) that appear to be intended as management entrenchment mechanisms.

H.	Executive Compensation: SEG believes that company management and the compensation committee of the board of directors should, within reason, be given latitude to determine the types and mix of compensation and benefit awards offered. Whether proposed by a shareholder or management, SEG will review proposals relating to executive compensation plans on a case-by-case basis to ensure that the long-term interests of management and shareholders are properly aligned.

Select Equity will analyze the proposed plans to ensure that shareholder equity will not be excessively diluted, the option exercise price is not below market price on the date of grant and an acceptable number of employees are eligible to participate in such programs. As a general rule SEG strongly supports the granting of restricted stock rather than stock options, and SEG will generally oppose plans that permit re-pricing of underwater stock options without shareholder approval. Other factors such as the company’s performance and industry practice will generally be factored into SEG’s analysis. Select Equity will support proposals to submit severance packages triggered by a change in control to a shareholder vote and proposals that seek additional disclosure of executive compensation. Finally, SEG will support shareholder proposals requiring companies to expense stock options because SEG views them as a large corporate expense.

Any general or specific proxy voting guidelines provided by an advisory client or its designated agent in writing will supersede this policy. Clients may wish to have their proxies voted by an independent third party or other named fiduciary or agent, at the client’s cost.

I.       Environmental and Social Proposals: SEG believes companies should understand the full range of risks facing their businesses that can impact long term shareholder value, including those related to natural and social capital. While we will review proposals on a case-by-case basis, we will generally support resolutions that ask for reasonable environmental or social disclosures where we identify the issue as material to the business, where we believe there is insufficient disclosure for investors to appropriately assess the risks, and where greater attention to these issues may help protect shareholder value.

Procedures for Identification and Voting of Proxies

These proxy voting procedures are designed to enable SEG to resolve material conflicts of interest with clients before voting their proxies in the interest of shareholder value.

1.	SEG shall maintain a list of all clients for which it votes proxies. The list will be maintained electronically and updated with proxy voting information from client agreements.

2.	SEG shall work with the client to ensure that SEG is the designated party to receive proxy voting materials from companies or intermediaries.

3.	SEG or its designated third party proxy administrator shall receive all proxy voting materials and will be responsible for ensuring that proxies are voted and submitted in a timely manner.

4.	At least once each week, Portfolio Administration shall check prime broker websites to determine that any shares out on loan have been recalled and are available prior to the record date of any scheduled vote;

5.	The PrAnalyst voting the proxy will reasonably try to assess any material conflicts between SEG’s interests and those of its clients with respect to proxy voting.

6.	So long as no material conflicts of interest have been identified, SEG will vote proxies according to the guidelines set forth above. SEG may also elect to abstain from voting if it deems such abstention in its clients’ best interests. The rationale for the occurrence of voting that deviates from the guidelines will be documented and the documentation will be maintained in a permanent file.

7.	If the Analyst voting the proxy detects a conflict of interest, the following process will be followed:

a.	The Committee and Legal/Compliance will be notified of the conflict of interest.

b.	If SEG’s proposed vote is consistent with the proxy voting guidelines and policy as set forth above, no further action is required.

c.	If SEG’s proposed vote is inconsistent with the proxy voting guidelines and policy, then the Chairperson of the Committee will, as soon as is reasonably practicable, convene the Committee and the proceedings and decisions made in such meeting will be recorded in the minutes. Members of the Committee include the persons listed on Attachment A.

d.	The Committee will identify the issuer and proposal to be considered. The Committee will also identify the conflict of interest that has been detected, the vote that the relevant Analyst believes is in the interest of shareholder value and the reasons why.

e.	The members of the Committee will then consider the proposal by reviewing the proxy voting materials and any additional documentation a member(s) feels necessary in determining the appropriate vote.

f.	The Committee will then discuss the proposal at hand and determine the vote that it believes will best promote shareholder value (“Determination”). The Committee will document its decision for SEG’s internal records, and the vote will be cast in line with the Committee’s final Determination.

8.	All proxy votes will be recorded on an internal SEG proxy voting record or in another suitable place, including electronic storage format with any third party SEG engages to facilitate proxy voting. In the event that SEG votes the same proxy in two directions, it shall maintain documentation to support its voting (this may occur if a client requires SEG to vote a certain way on an issue, while SEG deems it beneficial to vote in the opposite direction for its other clients) in the file.

9.	Portfolio Administration shall have procedures in place to reconcile proxies voted with client positions.

10.	SEG may abstain from voting proxies for which their clients were the account holder of record but have since completely liquidated the position before the proxy voting deadline for submission is reached. SEG may additionally abstain from voting proxies when it is deemed in the client’s best interests to not vote.

11.	The Proxy Voting Committee is responsible for overseeing the services provided by the proxy advisory firm in accordance with the Vendor Management Oversight policy and the guidance set out in Release No. 5325

Conflicts of Interest

SEG has advisory clients that are officers, directors, or significant shareholders in public companies, the securities of which may be held in advisory client portfolios, or the portfolios of some of SEG’s affiliates. If, at the time of the scheduled vote, the Analyst voting the proxy is aware that SEG or its affiliates hold securities of a company for which an advisory client acts as an officer, director, or is a significant shareholder, the Analyst will flag the conflict of interest for the Committee and Legal/Compliance and the procedure described under Item 7 of the Procedures for Identification and Voting of Proxies section above will be followed.

Upon the detection of any other material conflict of interest, the procedure described under Item 7 of the Procedures for Identification and Voting of Proxies section above will also be followed.

Recordkeeping

SEG must maintain the documentation described in the following section for a period of not less than five years, the first two years at its principal place of business. The Committee or its designee will be responsible for the following procedures and for ensuring that the required documentation is retained.

Client request to review proxy votes:

•	Any request, whether written (including e-mail) or oral, for SEG’s proxy voting policies and procedures or for information as to how a particular client’s securities were voted, received by any employee of SEG, must be promptly reported to Client Services. All written requests must be retained in the client’s file.

•	Clients are permitted to request the proxy voting record for the 5-year period prior to their request.

Proxy Voting Policy and Procedures:

•	“Concise” Proxy Policy and Procedure separate disclosure documentation must be provided to clients prior to or at the time of entering into an advisory agreement. This disclosure document (attached as Attachment B) discloses how clients may obtain information about how SEG voted with respect to their securities and describes SEG’s voting policies and procedures.

Proxy statements received regarding client securities:

•	Upon receipt of a proxy, copy or print a sample of the proxy statement or card and maintain the copy in a central file along with a sample of the proxy solicitation instructions.

Note: SEG is permitted to rely on proxy statements filed on the SEC’s EDGAR system instead of keeping its own copies.

Proxy voting records:

•	SEG proxy voting record. The following information must be maintained in connection with each proxy vote:

•	Issuer Name

•	Security’s ticker symbol or CUSIP, as applicable

•	Shareholder meeting date

•	Number of shares voted by SEG

•	Brief identification of the matter voted on

•	Whether the matter was proposed by issuer or a security-holder

•	Whether SEG cast a vote

•	How SEG cast its vote (for the proposal, against the proposal or abstain)

•	Whether SEG cast its vote with or against management

•	Documents prepared or created by SEG that were material to making a decision how to vote, or that formed the basis for the decision. This includes Committee minutes.

Proxy Solicitation

As a matter of practice, it is SEG’s policy not to reveal or disclose to any client how SEG may have voted (or intends to vote) on a particular proxy until after such proxies have been counted at a shareholders’ meeting. SEG will never disclose such information to unrelated third parties except as required by law or as requested in any reporting required by industry organizations in which SEG participates.

Legal/Compliance is to be promptly informed of the receipt of any solicitation from any person to vote proxies on behalf of clients. At no time may any employee accept any remuneration in the solicitation of proxies. The Committee or its designee shall handle all responses to such solicitations.

Class Actions and Other Litigation

SEG does not undertake to provide advice or participate on behalf of its individually managed account clients with respect to legal matters, including class action settlements and bankruptcies. SEG does not believe it has the requisite authority to act on its clients’ behalf in such matters. SEG may, however, where it deems appropriate in its discretion, elect to participate in class action settlements or other litigation on behalf of its private funds where it does have the requisite authority to take such action.

Though SEG does not have the authority to act on behalf of its individually managed account clients, SEG will assist clients who wish to participate in such litigation by providing relevant client account information in conjunction with such clients’ custodian.

Attachment A

List of Proxy Voting Committee Members

The following is a list of the members of SEG’s proxy voting committee:

Loren Lewallen Evan Guillemin
Pri Abeyasekera
Manica Piputbundit
Kerry Dempsey
Benjamin Gifford
Lisa McKenna

Loren Lewallen is the Chairman of the Proxy Voting Committee.

Attachment B

Select Equity Group, L.P.

Statement of Voting Policies and Procedures Provided to Clients

Dear Client:

The Securities and Exchange Commission has issued rules that require all registered investment advisors to make certain disclosures regarding their proxy voting procedures.

Select Equity Group, L.P. has adopted general policies with respect to the election of directors, appointment of auditors, changes in the capital structure of an issuer, restructurings, mergers and acquisitions, corporate governance, anti-takeover measures, and executive compensation and social and environmental proposals. Our policy is to vote your proxies in the interest of maximizing shareholder value – voting proxies in such a manner as to cause the issue to increase the most or decline the least – considering both the short- and long-term implications of the proposal to be voted.

If an analyst determines that they or Select Equity Group, L.P. is facing a material conflict of interest in voting your proxy, and our proposed vote is in conflict with our stated guidelines or policies on a particular issue, our procedures provide for a Proxy Voting Committee to determine the appropriate vote.

Our written proxy voting policy and procedures are available for your review. In addition, our complete proxy voting record is available exclusively to our clients. Please contact Client Service team at (XXX) XXX-XXXX if you have any questions or if you would like to review either of these documents.

Respectfully,

SELECT EQUITY GROUP, L.P.